October 2012 Free Writing Prospectus Registration Statement No. 333-180289 Dated October 2, 2012 Filed pursuant to Rule 433

Contingent Income Auto-Callable Securities due October 15, 2013

Based on the Performance of the Common Stock of JPMorgan Chase & Co.

Contingent Income Auto-Callable Securities offer the opportunity for investors to earn a contingent quarterly payment equal to 2.125% to 2.625% of the stated principal amount, with respect to each determination date on which the closing price of the underlying shares is greater than or equal to 75% of the initial share price, which we refer to as the downside threshold level. In addition, if the closing price of the underlying shares is greater than or equal to the initial share price on either of the first three determination dates, the securities will be automatically redeemed for an amount per security equal to the sum of the stated principal amount and the contingent quarterly payment with respect to the related determination date. If the securities have not been previously redeemed and the final share price is greater than or equal to the downside threshold level, the payment at maturity will be the sum of the stated principal amount and the contingent quarterly payment with respect to the final determination date. However, if the securities have not been previously redeemed and the final share price is less than the downside threshold level, you will be exposed to the decline in the closing price of the underlying shares, as compared to the initial share price, on a 1 to 1 basis and will receive (i) physical delivery of shares or (ii) at our option, the cash value of those shares as of the final determination date. The value of those shares will be significantly less than the stated principal amount of the securities and could be zero. As a result, investors must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent quarterly payment. Accordingly, the securities do not guarantee any return of principal at maturity. Investors will not participate in any appreciation of the underlying shares. All payments on the securities are subject to the credit risk of HSBC.

SUMMARY TERMS
Issuer:	HSBC USA Inc.
Underlying shares:	The common stock of JPMorgan Chase & Co.
Aggregate principal amount:	$
Stated principal amount:	$10 per security
Issue price:	$10 per security
Pricing date:	October 10, 2012
Original issue date:	October 15, 2012 (3 business days after the pricing date)
Maturity date:	October 15, 2013, subject to adjustment as described in the accompanying Stock-Linked Underlying Supplement
Early redemption:	If, on any of the first three determination dates, the determination closing price of the underlying shares is greater than or equal to the initial share price, the securities will be automatically redeemed for an early redemption payment on the third business day following the related determination date.
Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Determination closing price:	The closing price of the underlying shares on any determination date other than the final determination date, as determined by the calculation agent, and as adjusted by the calculation agent as described under “Additional Note Terms—Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement.
Contingent quarterly payment:

•   If, on any determination date, the determination closing price or the final share price, as applicable, is greater than or equal to the downside threshold level, we will pay a contingent quarterly payment of $0.2125 to $0.2625 (2.125% to 2.625% of the stated principal amount) per security on the related contingent payment date. The actual contingent quarterly payment will be determined on the pricing date.

•   If, on any determination date, the determination closing price or the final share price, as applicable, is less than the downside threshold level, no contingent quarterly payment will be made with respect to that determination date.

Determination dates:	January 10, 2013, April 10, 2013, July 10, 2013 and October 9, 2013 (the final determination date), each subject to adjustment as described in the accompanying Stock-Linked Underlying Supplement.
Contingent payment dates:	With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.
Payment at maturity:	• If the final share price is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date
	• If the final share price is less than the downside threshold level:	(i) the physical delivery amount in shares, or (ii) at our option, the cash value of those shares as of the final determination date
Physical Delivery Amount:	A number of shares of the underlying shares calculated by the calculation agent by dividing the stated principal amount by the initial share price. The physical delivery amount is subject to adjustment as described in the accompanying Stock-Linked Underlying Supplement.
Downside threshold level:	$ , which is equal to 75% of the initial share price
Initial share price:	The closing price of the underlying shares on the pricing date, as determined by the calculation agent
Final share price:	The closing price of the underlying shares on the final determination date, as determined by the calculation agent, and as adjusted by the calculation agent as described under “Additional Note Terms—Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement.
CUSIP:	40433T828
ISIN:	US40433T8282
Listing:	The securities will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC. See “Supplemental plan of distribution (conflicts of interest).”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per security	$10.00	$0.15	$9.85
Total	$	$	$

(1)	HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of up to $0.15 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of up to $0.15 for each note they sell. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

Investment in the securities involves certain risks. See “Risk Factors” beginning on page 13 of this free writing prospectus, page S-1 of the Stock-Linked Underlying Supplement and page S-3 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved the notes, or determined that this free writing prospectus or the accompanying Stock-Linked Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and a Stock-Linked Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the related Stock-Linked Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The Stock-Linked Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016685/v306693_424b2.htm

The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

Contingent Income Auto-Callable Securities due October 15, 2013

Based on the Performance of the Common Stock of JPMorgan Chase & Co.

Investment Overview

The Contingent Income Auto-Callable Securities due October 15, 2013 Based on the Performance of the Common Stock of JPMorgan Chase & Co., which we refer to as the securities, provide an opportunity for investors to earn a contingent quarterly payment, which is an amount equal to $0.2125 to $0.2625 (2.125% to 2.625% of the stated principal amount) per security, with respect to each quarterly determination date on which the determination closing price or the final share price, as applicable, is greater than or equal to 75% of the initial share price, which we refer to as the downside threshold level. The actual contingent quarterly payment will be determined on the pricing date. The contingent quarterly payment, if any, will be payable quarterly on the contingent payment date (which is the third business day after the related determination date) or the maturity date, as applicable. It is possible that the closing price of the underlying shares could remain below the downside threshold level for extended periods of time or even throughout the term of the securities so that you may receive little or no contingent quarterly payments.

If the determination closing price is greater than or equal to the initial share price on any of the first three determination dates, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent quarterly payment with respect to the related determination date. If the securities have not previously been redeemed and the final share price is greater than or equal to the downside threshold level, the payment at maturity will also be the sum of the stated principal amount and the contingent quarterly payment with respect to the final determination date. However, if the securities have not previously been redeemed and the final share price is less than the downside threshold level, investors will be exposed to the decline in the closing price of the underlying shares, as compared to the initial share price, on a 1 to 1 basis and receive (i) the physical delivery amount in shares, or (ii) at our option, the cash value of those shares as of the final determination date. The value of those shares (or that cash) will be less than 75% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent quarterly payment. In addition, investors will not participate in any appreciation of the underlying shares.

JPMorgan Chase & Co. Overview

JPMorgan Chase & Co. is a financial holding company. JPMorgan Chase & Co. is a global financial services firm and a banking institution in the United States, with global operations. JPMorgan Chase & Co. is engaged in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, asset management and private equity.

Information as of market close on September 28, 2012:

Bloomberg Ticker Symbol:	JPM	52 Week High (on 3/27/2012):	$46.49
Current Share Price:	$40.48	52 Week Low (on 10/4/2011):	$27.85
52 Weeks Ago:	$35.91

The underlying shares are registered under the Securities Exchange Act of 1934, as amended. Information provided to or filed with the Securities and Exchange Commission by the issuer of the underlying shares pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file number 0000019617 through the Securities and Exchange Commission’s website at.www.sec.gov. In addition, information regarding the issuer of the underlying shares may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. For additional information, please see “Information about the Underlying shares” in these preliminary terms. Neither the issuer nor the agent has made any independent investigation as to the accuracy or completeness of those publicly available documents or any other publicly available information.

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Key Investment Rationale

The securities offer investors an opportunity to earn a contingent quarterly payment equal to 2.125% to 2.625% of the stated principal amount with respect to each determination date on which the determination closing price or the final share price, as applicable, is greater than or equal to 75% of the initial share price, which we refer to as the downside threshold level. The actual contingent quarterly payment will be determined on the pricing date. The securities may be redeemed prior to maturity for the stated principal amount per security plus the applicable contingent quarterly payment, and the payment at maturity will vary depending on the final share price, as follows:

Scenario 1

On any of the first three determination dates, the determination closing price is greater than or equal to the initial share price.

▪  The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.

▪  Investors will not participate in any appreciation of the underlying shares from the initial share price.

Scenario 2

The securities are not automatically redeemed prior to maturity and the final share price is greater than or equal to the downside threshold level.

▪  The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date.

▪  Investors will not participate in any appreciation of the underlying shares from the initial share price.

Scenario 3

The securities are not automatically redeemed prior to maturity and the final share price is less than the downside threshold level.

▪  The payment due at maturity will be (i) the physical delivery amount in shares, or (ii) at our option, the cash value of those shares as of the final determination date.

▪  Investors will lose some and may lose all of their principal in this scenario.

Key Risks

Investment in the securities involves certain risks. See “Risk Factors” beginning on page 13 of this free writing prospectus and page S-3 of the prospectus supplement.

In the prospectus supplement, please consider:

▪	Risks Relating to All Note Issuances; and

In the Stock-Linked Underlying Supplement, please consider:

▪	General risks related to the Reference Stocks.

▪	Equity market risks may affect the trading value of the Notes and the amount due on the Notes.

▪	There is limited anti-dilution protection.

▪	As a holder of the Notes, you will not have any ownership interest or rights in any Reference Stock.

▪	We or our affiliates are not affiliated with any of the Reference Stock Issuers.

▪	Our or our affiliates’ business activities relating to a Reference Stock Issuer may create conflicts of interest with you.

▪	Single stock risk.

In this free writing prospectus, please consider:

▪	You may lose your entire initial investment.

▪	You will not receive any contingent quarterly payment for any quarterly period where the determination closing price or the final share price, as applicable, is less than the downside threshold level on the related determination date.

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▪	Your return on the securities is limited to the principal amount plus any contingent quarterly payments, regardless of any appreciation in the value of the underlying shares.

▪	The securities may be called prior to the maturity date.

▪	The market price will be influenced by many unpredictable factors.

▪	Credit risk of HSBC USA Inc.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited.

▪	Certain built-in costs are likely to adversely affect the value of the securities prior to maturity.

▪	Hedging and trading activity by our affiliates could potentially affect the value of the securities.

▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the securities.

▪	The securities are not insured by any governmental agency of the United States or any other jurisdiction.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

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How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the determination closing price and (2) the final share price.

Diagram #1: First Three Determination Dates

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Diagram #2: Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” beginning on page 12.

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Fact Sheet

The securities offered are senior unsecured obligations of HSBC, do not guarantee any repayment of principal at maturity and have the terms described in the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus, as supplemented or modified by this free writing prospectus. The securities provide a contingent quarterly payment equal to 2.125% to 2.625%% of the stated principal amount with respect to each determination date on which the closing price of the underlying shares is greater than or equal to the downside threshold level. The actual contingent quarterly payment will be determined on the pricing date. The securities will be automatically redeemed if on any of the first three determination dates the closing price of the underlying shares is greater than or equal to the initial share price. Investors must be willing to accept the risk of not receiving any contingent quarterly payments and also the risk of receiving at maturity underlying shares worth significantly less than the stated principal amount per security (or at our option, the cash value of those shares), which will occur if the securities are not redeemed prior to maturity and the final share price is less than the downside threshold level. Under this scenario, you could lose your entire investment. All payments on the securities are subject to the credit risk of HSBC.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
October 10, 2012	October 15, 2012 (3 business days after the pricing date)	October 15, 2013, subject to adjustment as described in the accompanying Stock-Linked Underlying Supplement
Key Terms
Issuer:	HSBC USA Inc.
Underlying shares:	The common stock of JPMorgan Chase & Co.
Aggregate principal amount:	$
Stated principal amount:	$10 per security
Issue price:	$10 per security
Early redemption:	If, on any of the first three determination dates, the determination closing price of the underlying shares is greater than or equal to the initial share price, the securities will be automatically redeemed for an early redemption payment on the third business day following the related determination date.
Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Determination closing price:	The closing price of the underlying shares on any determination date other than the final determination date, as determined by the calculation agent, and as adjusted by the calculation agent as described under “Additional Note Terms—Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement.
Contingent quarterly payment:

•   If, on any determination date, the determination closing price or the final share price, as applicable, is greater than or equal to the downside threshold level, we will pay a contingent quarterly payment of $0.2125 to $0.2625 (2.125% to 2.625% of the stated principal amount) per security on the related contingent payment date. The actual contingent quarterly payment will be determined on the pricing date.

•   If, on any determination date, the determination closing price or the final share price, as applicable, is less than the downside threshold level, no contingent quarterly payment will be made with respect to that determination date.

Determination dates:	January 10, 2013, April 10, 2013, July 10, 2013 and October 9, 2013 (the final determination date), each subject to adjustment as described in the accompanying Stock-Linked Underlying Supplement.
Contingent payment dates:	With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.
Payment at maturity:	• If the final share price is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date
	• If the final share price is less than the downside threshold level:	(i) the physical delivery amount in shares, or (ii) at our option, the cash value of those shares as of the final determination date
Physical Delivery Amount:	A number of shares of the underlying shares calculated by the calculation agent by dividing the stated principal amount by the initial share price. The physical delivery amount is subject to adjustment as described in the accompanying Stock-Linked Underlying Supplement.
Downside threshold level:	$ , which is equal to 75% of the initial share price
Initial share price:	The closing price of one underlying share on the pricing date as determined by the calculation agent
Final share price:	The closing price of one underlying share on the final determination date as determined by the calculation agent, and as adjusted by the calculation agent as described under “Additional Note Terms—Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement.
Risk factors:	Please see “Risk Factors” beginning on page 13 of this free writing prospectus, page S-1 of the Stock-Linked Underlying Supplement and page S-3 of the prospectus supplement.

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General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	40433T828
ISIN:	US40433T8282
Minimum ticketing size:	100 securities
Tax considerations:

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities issued under this document and is superseded by the following discussion.

The following summary is a general discussion of the material U.S. federal tax consequences of ownership and disposition of the securities. This discussion applies only to initial investors in the securities who:

•          purchase the securities at their “issue price”; and

•          will hold the securities as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•          certain financial institutions;

•          insurance companies;

•          certain dealers and traders in securities, commodities or foreign currencies;

•          investors holding the securities as part of a “straddle,” conversion transaction, integrated transaction or constructive sale transaction;

•          U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;

•          partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•          regulated investment companies;

•          real estate investment trusts;

•          tax-exempt entities, including an “individual retirement account” or “Roth IRA”, as defined in Section 408 or 408A of the Code, respectively; or

•         persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. In addition, this summary does not address the U.S. federal income tax consequences of the ownership or disposition of the underlying shares should an investor receive the underlying shares at maturity. Investors should consult their tax advisers regarding the potential U.S. federal income tax consequences of the ownership or disposition of the underlying shares.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this document may affect the tax consequences described herein. Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Pursuant to the terms of the securities, you agree to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent quarterly payment that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the tax treatment described herein. Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an

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investment in the securities (including possible alternative treatments of the securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment of each security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•          a citizen or resident of the United States;

•          a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

•         an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis. A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.

Tax Treatment of Contingent Quarterly Payment. Any contingent quarterly payment on the securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Early Redemption or Settlement of the Securities. Upon a sale, exchange, early redemption or settlement of the securities for cash at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized (other than with respect to cash attributable to the contingent quarterly payment, which should be treated as discussed above) on the sale, exchange, early redemption or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged, redeemed or settled. Any such gain or loss should be short-term capital gain or loss. A U.S. Holder that, upon maturity of the securities, receives the underlying shares and cash in lieu of any fractional share should generally be treated as recognizing short-term capital gain or loss equal to the difference between the amount of cash received in lieu of any fractional share and the pro rata portion of the U.S. Holder’s tax basis in the securities that is allocable to such fractional share, based on the amount of cash received and the fair market value of the underlying shares received, as of the final determination date of the securities. Although no assurances can be provided in this regard, the U.S. Holder may generally expect not to recognize any gain or loss with respect to any underlying shares received. The U.S. Holder should generally have a basis in the underlying shares equal to the U.S. Holder’s tax basis in the securities, other than any amount allocated to a fractional share. The holding period for such underlying shares should start on the day after receipt.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above. In particular, the IRS could seek to treat a security as a short-term debt instrument. Under such treatment, the timing and character of income thereon would be significantly affected. Among other things, gain realized by a U.S. Holder upon early redemption or settlement of a security at maturity would be treated as ordinary income. In addition, such a security would be treated as issued with original issue discount equal to the difference between the security’s stated redemption price at maturity and its issue price, and as a result (1) gain recognized by a U.S. Holder upon sale or exchange of the security would be treated as ordinary income to the extent of any accrued original issue discount, and (2) accrual-method U.S. Holders (and cash-method U.S. Holders that elect to apply an accrual method of tax accounting to the securities) would be required to accrue as ordinary income original issue discount over the term of the security before maturity. However, the amount of accrued original issue discount would be unclear because the amount payable at maturity of the security is not known as of the issue date.

Other alternative federal income tax treatments of the securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the securities. On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on

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the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates. While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns may be filed with the IRS in connection with payments on the securities and the proceeds from a sale, exchange, early redemption or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is for U.S. federal income tax purposes:

•          an individual who is classified as a nonresident alien;

•          a foreign corporation; or

•          a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

•          a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•          certain former citizens or residents of the United States; or

•          a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

Although significant aspects of the tax treatment of each security are uncertain, we intend to withhold on any contingent quarterly payment made to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from or a reduction in the 30% withholding tax, a Non-U.S. Holder of the securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for a reduction of, or an exemption from withholding under, an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax advisers regarding the tax treatment of the securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax

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consequences of an investment in the securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the securities and the proceeds from a sale, exchange, early redemption or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Paying Agent:	HSBC Bank USA, N.A.
Calculation agent:	HSBC USA Inc., or one of its affiliates.
Supplemental plan of distribution (conflicts of interest):

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the securities from HSBC for distribution to Morgan Stanley Smith Barney LLC. HSBC Securities (USA) Inc. will act as agent for the securities and will receive a fee of $0.15 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.15 for each security they sell.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement.

This is a summary of the terms and conditions of the securities. We encourage you to read the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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Hypothetical Examples

The below examples are based on the following terms:

Hypothetical Initial Share Price:	$40
Hypothetical Downside Threshold Level:	$30.00, which is 75% of the initial share price
Hypothetical Contingent Quarterly Payment:	$0.2125 (2.125% of the stated principal amount)
Stated Principal Amount:	$10 per security

In Examples 1 and 2, the closing price of the underlying shares fluctuates over the term of the securities and the determination closing price of the underlying shares is greater than or equal to the hypothetical initial share price of $40 on one of the first three determination dates. Because the determination closing price is greater than or equal to the initial share price on one of the first three determination dates, the securities are automatically redeemed following the relevant determination date. In Examples 3 and 4, the determination closing price on the first three determination dates is less than the initial share price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Determination Closing Price	Contingent Quarterly Payment	Early Redemption Payment*	Hypothetical Determination Closing Price	Contingent Quarterly Payment	Early Redemption Payment
#1	$41.00	—*	$10.2125	$35.00	$0.2125	N/A
#2	N/A	N/A	N/A	$28.00	N/A	N/A
#3	N/A	N/A	N/A	$48.00	—*	$10.2125
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A

* The Early Redemption Payment includes the unpaid contingent quarterly payment with respect to the determination date on which the determination closing price is greater than or equal to the initial share price and the securities are redeemed as a result.

▪	In Example 1, the securities are automatically redeemed following the first determination date as the determination closing price on the first determination date is equal to the initial share price. You would receive the early redemption payment, calculated as follows:

stated principal amount + contingent quarterly payment = $10 + $0.2125 = $10.2125

In this example, the early redemption feature limits the term of your investment to approximately 3 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent payments.

▪	In Example 2, since the determination closing price on the first determination date is greater than the downside threshold level, you receive the contingent payment of $0.2125 with respect to such determination date. You would receive no contingent payment with respect to the second determination date, since the determination closing price on that determination date is less than the downside threshold level. The securities are automatically redeemed following the third determination date, as the determination closing price on the third determination date is greater than the initial share price. Following the third determination date, you would receive an Early Redemption Payment of $10.2125, which includes the contingent quarterly payment with respect to the third determination date.

In this example, the early redemption feature limits the term of your investment to approximately 9 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent payments. Further, although the underlying shares has appreciated by 20% from its initial share price on the third determination date, you only receive $10.2125 per security and do not benefit from such appreciation.

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	Example 3			Example 4
Determination Dates	Hypothetical Determination Closing Price	Contingent Quarterly Payment	Early Redemption Payment	Hypothetical Determination Closing Price	Contingent Quarterly Payment	Early Redemption Payment
#1	$20.00	N/A	N/A	$25.00	N/A	N/A
#2	$15.00	N/A	N/A	$28.00	N/A	N/A
#3	$15.00	N/A	N/A	$20.00	N/A	N/A
Final Determination Date	$25.00	N/A	N/A	$32.00	$0.2125*	N/A
Payment at Maturity	$6.25			$10.2125

* The final contingent quarterly payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final share price.

▪	In Example 3, the closing price of the underlying shares remains below the downside threshold level throughout the term of the securities. As a result, you would not receive any contingent payments during the term of the securities and, at maturity, you would be fully exposed to the decline in the closing price of the underlying shares. As the final share price is less than the downside threshold level, you would receive the physical delivery amount or, at our option, the cash value thereof, each as of the final determination date, calculated as follows:

In this example, the value of the shares you would receive at maturity is significantly less than the stated principal amount.

▪	In Example 4, although the final share price is less than the initial share price, because the final share price is still not less than the downside threshold level, you would receive the stated principal amount plus a contingent quarterly payment with respect to the final determination date. Your payment at maturity is calculated as follows:

$10 + $0.2125 = $10.2125

In this example, although the final share price represents a 20% decline from the initial share price, you would receive the stated principal amount per security plus the contingent quarterly payment, equal to a total payment of $10.2125 per security at maturity.

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Risk Factors

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement and on page S-1 of the Stock-Linked Underlying Supplement. Investing in the securities is not equivalent to investing directly in the underlying shares or any of the stocks composing the underlying index. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Stock-Linked Underlying Supplement, including the explanation of risks relating to the securities described in the following sections:

“— Risks Relating to All Note Issuances” in the prospectus supplement;

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

▪	You may lose your entire initial investment. The securities do not guarantee any return of principal. The securities differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the securities at maturity. HSBC will only pay you the principal amount of your notes in cash if the securities have not been automatically redeemed prior to maturity and the final share price is greater than or equal to the downside threshold level. If the final share price is less than the downside threshold level, you will be exposed to the decline in the closing price of the underlying shares, as compared to the initial share price, on a 1 to 1 basis and you will receive for each security that you hold at maturity a number of shares of the underlying shares equal to the physical delivery amount (or, at our option, the cash value of such shares as of the final determination date). If you receive shares of the underlying shares at maturity, the value of the stock is expected to be significantly less than the stated principal amount of the securities and or may have no value at all.

▪	You will not receive any contingent quarterly payment for any quarterly period where the determination closing price or the final share price, as applicable, is less than the downside threshold level on the related determination date. A contingent quarterly payment will be made with respect to a quarterly period only if the determination closing price or the final share price is greater than or equal to the downside threshold level on the related determination date. If the determination closing price or the final share price remains below the downside threshold level on each determination date over the term of the securities, you will not receive any contingent quarterly payments.

▪	Your return on the securities is limited to the principal amount plus any contingent quarterly payments, regardless of any appreciation in the value of the underlying shares. Unless the final share price is less than the downside threshold level, you will receive at maturity the stated principal amount plus the contingent quarterly coupon payment with respect to the final determination date, regardless of any appreciation in the value of the underlying shares, which may be significant. The return on the securities will be limited to the contingent quarterly payment that is paid with respect to each determination date on which the determination closing price or the final share price, as applicable, is greater than or equal to the downside threshold level. It is possible that the closing price of the underlying shares could be below the downside threshold level on most or all of the determination dates so that you will receive little or no contingent quarterly payments. Accordingly, the return on the securities may be significantly less than the return on a direct investment in the underlying shares during the term of the securities.

▪	The securities may be called prior to the maturity date. If the securities are called early, the holding period over which you will receive contingent quarterly payments could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk following our exercise of the call provision.

▪	Single stock risk. The price of the underlying shares can rise or fall sharply due to factors specific to that underlying shares and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

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▪	The market price will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the securities in the secondary market, including: the trading price, volatility (frequency and magnitude of changes in value), and dividend yield of the underlying shares, whether the determination closing price has been below the downside threshold level on any determination date, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying shares and which may affect the final share price of the underlying shares, the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the final share price and any actual or anticipated changes in our credit ratings or credit spreads. The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. You may receive less, and possibly significantly less, than the stated principal amount per security if you sell your securities prior to maturity.

▪	Credit risk of HSBC USA Inc. The securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

▪	As a holder of the securities, you will not have any ownership interest or rights in the underlying shares. As a holder of the securities, you will not have any ownership interest or rights in the underlying shares, such as voting rights, dividend payments or other distributions. In addition, Lowe’s Companies, Inc. will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the underlying shares and the securities.

▪	No affiliation with JPMorgan Chase & Co. We are not affiliated with JPMorgan Chase & Co. We have not made any independent investigation of the adequacy or completeness of the information about JPMorgan Chase & Co. contained in this free writing prospectus. You should make your own investigation into the underlying shares and JPMorgan Chase & Co. We are not responsible for JPMorgan Chase & Co.’s public disclosure of information, whether contained in SEC filings or otherwise.

▪	There is limited anti-dilution protection. For certain events affecting the underlying shares, such as stock splits or extraordinary dividends, the calculation agent may make adjustments to the amount payable at maturity. However, the calculation agent is not required to make an adjustment for every corporate action which affects the shares of the underlying shares. If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the securities may be materially and adversely affected.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	Certain built-in costs are likely to adversely affect the value of the securities prior to maturity. The original issue price of the securities includes the agent’s fees and commissions and the estimated cost of HSBC hedging its obligations under the securities. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the stated maturity date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

▪	Hedging and trading activity by our affiliates could potentially affect the value of the securities. One or more of our affiliates expect to carry out hedging activities related to the securities (and possibly to other instruments linked to

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the underlying shares), including trading in the underlying shares. Some of our affiliates also trade the underlying shares and other financial instruments related to the underlying shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price and, as a result, the downside threshold level which is the price at or above which the underlying shares must close on each determination date in order for you to earn a contingent quarterly payment or, if the securities are not called prior to maturity, in order for you to avoid being exposed to the negative price performance of the underlying shares at maturity. Additionally, such hedging or trading activities during the term of the securities could adversely affect the price of the underlying shares on the determination dates and, accordingly, whether the securities are automatically called prior to maturity and, if the securities are not called prior to maturity, the payout to you at maturity.

▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the securities. As calculation agent, HSBC or one of its affiliates will determine the initial share price, the downside threshold level, the final share price, whether the contingent quarterly payment will be paid on each contingent payment date, whether the securities will be redeemed following any determination date, whether a market disruption event has occurred, whether to make any adjustments to any determination closing price or the final share price and the payment that you will receive upon an automatic early redemption or at maturity, if any. Determinations made by HSBC or one of its affiliates in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may adversely affect the payout to you upon an automatic early redemption or at maturity.

▪	The securities are not insured by any governmental agency of the United States or any other jurisdiction. The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full amount due on the securities.

▪	In some circumstances, the payment you receive on the securities may be based on the common stock of another company and not JPMorgan Chase & Co. Following certain corporate events relating to the issuer of underlying shares where such issuer is not the surviving entity, the amount of cash or stock you receive at maturity may be based on the stock of a successor or any cash or any other assets distributed to holders in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and our counsel has not rendered an opinion as to their proper tax treatment.

Please read the discussion under “Fact Sheet – General Information – Tax considerations” in this document concerning the U.S. federal income tax consequences of an investment in the securities. Pursuant to the terms of the securities, you agree to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent quarterly payment that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income or loss on the securities might differ significantly from the tax treatment described herein. Non-U.S. Holders should note that we currently intend to withhold on any contingent quarterly payment paid to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdictions.

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Information about the Underlying Shares

JPMorgan Chase & Co. JPMorgan Chase & Co. is a financial holding company. JPMorgan Chase & Co. is a global financial services firm and a banking institution in the United States, with global operations. JPMorgan Chase & Co. is engaged in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, asset management and private equity. The underlying shares are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the Securities and Exchange Commission by JPMorgan Chase & Co. pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 0000019617 through the Securities and Exchange Commission’s website at.www.sec.gov. In addition, information regarding JPMorgan Chase & Co. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

This document relates only to the securities offered hereby and does not relate to the underlying shares or other securities of JPMorgan Chase & Co. We have derived all disclosures contained in this document regarding JPMorgan Chase & Co. stock from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to JPMorgan Chase & Co. Neither we nor the agent has made any independent investigation as to the accuracy or completeness of such publicly available documents or any other publicly available information regarding JPMorgan Chase & Co. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning JPMorgan Chase & Co. could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying shares.

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Historical Information

The table below sets forth the published high and low closing prices of, as well as dividends on, the underlying shares for each quarter in the period from January 1, 2009 through September 28, 2012. The closing price of the underlying shares on September 28 was $40.48. The associated graph shows the closing prices of the underlying shares for each day in the same period. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical performance of the underlying shares should not be taken as an indication of their future performance, and no assurance can be given as to the price of the underlying shares at any time, including on the determination dates.

JPMorgan Chase & Co. Common Stock	High ($)	Low ($)	Period End ($)	Dividends ($)
2009
First Quarter	31.64	14.96	26.58	0.38
Second Quarter	38.94	25.32	34.11	0.05
Third Quarter	46.50	31.59	43.82	0.05
Fourth Quarter	47.47	40.06	41.67	0.05
2010
First Quarter	46.05	37.03	44.75	0.05
Second Quarter	48.20	36.51	36.61	0.05
Third Quarter	41.70	35.16	38.07	0.05
Fourth Quarter	43.12	36.54	42.42	0.05
2011
First Quarter	48.35	42.65	46.10	0.05
Second Quarter	47.80	39.25	40.94	0.25
Third Quarter	42.54	28.53	30.12	0.25
Fourth Quarter	37.54	27.85	33.25	0.25
2012
First Quarter	46.49	34.01	45.98	0.25
Second Quarter	46.35	30.83	35.73	0.25
Third Quarter	42.08	33.10	40.48	0.25

We make no representation as to the amount of dividends, if any, that JPMorgan Chase & Co. may pay in the future. As an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the common stock of JPMorgan Chase & Co.

JPMorgan Chase & Co. Common Stock – Daily Closing Prices January 1, 2009 to September 28, 2012

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Events of Default and Acceleration

If the securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “payment at maturity” in this free writing prospectus except that the accelerated contingent quarterly payment will be calculated on the basis of a 360-day year consisting of twelve 30-day months. In that case, the scheduled trading day preceding the date of acceleration will be used as the final determination date for purposes of determining the final share price. If a market disruption event exists with respect to the underlying stock on that scheduled trading day, then the accelerated final determination date for the underlying stock will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled final determination date). The accelerated maturity date will then be the third business day following the postponed accelerated final determination date.

If the securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities — Events of Default” and “Securities — Events of Default; Defaults” in the prospectus.

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